Exhibit 21.1

SUBSIDIARIES OF MIAMI INTERNATIONAL HOLDINGS, INC.
(as of December 31, 2025)

Name of Subsidiary	Jurisdiction of Organization
Miami International Securities Exchange, LLC	Delaware
MIAX PEARL, LLC	Delaware
MIAX Emerald, LLC	Delaware
MIAX Sapphire, LLC	Delaware
Miami International Technologies, LLC	Delaware
MIAX Global, LLC	Delaware
The International Stock Exchange Group Limited	Guernsey
The International Stock Exchange Authority Limited	Guernsey
The Bermuda Stock Exchange	Bermuda
BSD Nominee Ltd.	Bermuda
M 9 Holdings, LLC	Delaware
MIAX Products, LLC	Illinois
MIAX Global Derivatives, LLC	Delaware
M 402 Holdings, LLC	Delaware
MIAX Futures Exchange, LLC	Delaware
M 7 Holdings, LLC	Delaware
LedgerX LLC d/b/a MIAX Derivatives Exchange	Delaware
M 8 Holdings, LLC	Delaware
Dorman Trading, LLC	Illinois
MGEX Real Estate Holdings, LLC	Delaware
MIH East Holdings, Limited	England and Wales